Exhibit 99

Exchange National Bancshares Announces 3rd Quarter Earnings Increased 8%
Jefferson City, MO
November 3, 2006

Exchange National Bancshares of Jefferson City, MO (NASDAQ: EXJF), a financial services company, announced today third quarter earnings of $0.68 per diluted share, up 8% from diluted earnings per share of $0.63 a year ago.

Net income for the 3 months ended September 30, 2006 of $2,858,000 increased $207,000, or 8%, when compared to the third quarter of 2005.

For the nine months ended September 30, 2006, Exchange National Bancshares earned $2.02 per diluted share, up 17% from diluted earnings per share of $1.72 a year ago. Net income for the nine months ended September 30, 2006 of $8,480,000 increased $1,246,000, or 17%, when compared to the first nine months of 2005.

Net interest income increased $569,000 or 6% for the third quarter of 2006 versus the same quarter in 2005. This increase resulted from improvement in our net interest margin. The net interest margin on a tax equivalent basis increased to 3.83% during the third quarter compared to 3.53% for the same quarter of 2005. The third quarter margin was slightly lower than the 3.90% reported in the second quarter of 2006 and consistent with the first quarter 2006 margin.

In commenting on earnings performance, Chairman & CEO James E. Smith said “Financial results for the year continue to be strong. Increases over last year are attributed in large part to both a higher net interest margin and an increasing volume of net earnings assets. Through September 30, 2006, the net interest margin increased to 3.85% compared to 3.41% for the same period in 2005. Additionally, average interest-earning assets increased 6% to $1.033 billion.”

For the nine months ended September 30, 2006, return on average equity was 11.37% and return on average assets was 0.99% compared to 10.29% and 0.90% respectively for the same period of 2005.

Comparing September 30, 2006 balances to December 31, 2005, total assets increased 2.0% to $1,148,516,000. Total loans grew 0.9% to $820,550,000, while investment securities increased 3.3% to $185,610,000. Total deposits increased 1.2% to $891,736,000. During the same period, stockholders’ equity increased 6.5% to $103,008,000 or 9.0% of total assets.

About Exchange National Bancshares

Exchange National Bancshares, Inc., a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Springfield, Lee’s Summit, Branson, Windsor, Collins and Osceola; Bank 10 with locations in Belton, Drexel, Harrisonville, Independence and Raymore; and Osage Valley Bank of Warsaw.

Statements made in this press release that suggest Exchange National Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.exchangebancshares.com

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:		September 30, 2006	December 31, 2005
Loans, net of allowance
	for loan losses	$811,168,806	$804,450,102
Debt and equity securities		185,610,240	179,691,826
Total assets		1,148,515,665	1,126,470,476
Deposits		891,736,431	881,455,206
Stockholders' equity		103,007,785	96,732,865
		Three Months	Three Months
Statement of income information:		Ended Sept. 30, 2006	Ended Sept. 30, 2005
Total interest income		$18,314,465	$15,862,683
Total interest expense		8,589,462	6,706,637
Net interest income		9,725,003	9,156,046
Provision for loan losses		300,000	260,500
Noninterest income		2,216,573	2,011,187
Noninterest expense		7,481,919	7,068,755
Income taxes		1,301,172	1,186,307
Net income		2,858,485	2,651,671
		Nine Months	Nine Months
Statement of income information:		Ended Sept. 30, 2006	Ended Sept. 30, 2005
Total interest income		$53,037,152	$41,277,324
Total interest expense		24,019,054	16,958,010
Net interest income		29,018,098	24,319,314
Provision for loan losses		928,000	733,667
Noninterest income		6,491,664	5,139,722
Noninterest expense		22,250,978	18,304,870
Income taxes		3,850,507	3,186,411
Net income		8,480,277	7,234,088
Financial Ratios:		Sept. 30, 2006	Sept. 30, 2005
Return on Average Assets		0.99%	0.90%
Return on Average Equity		11.37%	10.29%
Net Interest Margin		3.85%	3.41%
Nonperforming Loans/Total Loans		0.81%	0.85%
Market Value per Share		30.40	28.35